EXHIBIT 99

News Release

                                    [FORT JAMES CORPORATION LOGO]


                                    Fort James Corporation
                                    120 Tredegar Street
                                    Richmond, Virginia 23219




                                     Contact:
                                     Celeste Gunter, Financial  804.649.4307
                                     Richard B. Elder, Media    804.343.4785






    FORT JAMES REPORTS IMPROVED FOURTH QUARTER AND FISCAL YEAR 1997 RESULTS

         RICHMOND, VIRGINIA, February 3, 1998 - Fort James Corporation today announced results for its fourth quarter and fiscal year ended December 28, 1997. Excluding non-recurring items, earnings for the fourth quarter were $.48 per diluted share, compared to $.30 per diluted share in 1996, an improvement of 60 percent. Including a restructuring charge of $1.53 per diluted share and an extraordinary charge on the early extinguishment of debt of $.41 per diluted share, the company reported a net loss of $1.46 per diluted share for the fourth quarter of 1997. The restructuring and debt extinguishment charges were both related to the recent merger of James River Corporation and Fort Howard Corporation.

Fourth Quarter Results
         Compared with the fourth quarter of 1996, income from operations increased 15 percent to $242.3 million from $210.9 million and net income increased 48 percent to $106.5 million from $71.9 million, excluding restructure and debt extinguishment charges and a 1996 tax benefit. Net sales for the quarter declined approximately 1 percent to $1,761.5 million from $1,785.6 million, primarily due to the impact of foreign currency translation. Excluding this impact, sales increased approximately 1 percent. Operating margins for the quarter increased to 13.8 percent, from 11.8 percent in the fourth quarter of 1996, excluding restructuring charges.

Non-Recurring Items
          Results for the current quarter reflect a pretax charge of $458.0 million ($317.6 million net of taxes, or $1.53 per diluted share) for restructuring and other unusual items and an extraordinary charge on the early extinguishment of debt of $138.2 million ($84.4 million net of taxes, or $.41 per diluted share). In the fourth quarter of 1996, the company reported a non-recurring charge of $10.6 million ($8.2 million net of taxes, or $.04 per diluted share). The company also recorded a $36 million tax benefit ($.19 per diluted share) in 1996 as a result of a U.S. Tax Court decision allowing the company to deduct certain expenses relating to Fort Howard's 1988 leveraged buy-out. Additionally, the fourth quarter of 1996 included a loss on the early extinguishment of debt of $7.9 million ($4.8 million net of taxes, or $.03 per diluted share).

Full Year Results
         For the full year, excluding non-recurring items, net income increased 44 percent to $439.5 million, or $1.97 per diluted share, in 1997 from $304.9 million, or $1.35 per diluted share, in 1996. Including the non-recurring items, the company reported a net loss of $27.0 million, or a loss of $.28 per diluted share, in 1997, compared to net income of $319.9 million, or $1.43 per diluted share, in 1996. Net sales of $7,259.0 million in 1997 were 5.8 percent below the $7,707.1 million reported in 1996, due to divestitures and foreign currency translation. Net sales increased approximately 1 percent excluding these items.

Fourth Quarter Results by Business Segment
          The North American Consumer Products Business posted operating profits of $189.8 million in the current quarter, compared to the $173.7 million reported in the fourth quarter of 1996, while sales increased slightly to $1,046.2 million in 1997 versus $1,039.5 million in 1996. Results for the prior year's quarter included an $18 million charge for revised estimates of costs for certain environmental matters. The fourth quarter performance of this business was impacted by a number of transition issues related to the recent merger. The former Fort Howard operations were converted to the James River 52/53-week fiscal year cut-off, resulting in a loss of three days of shipments in the quarter. Additionally, discretionary downtime was taken at selected tissue mills to adjust inventory levels and to perform maintenance originally scheduled for 1998. Volumes in both the retail tissue and retail Dixie tabletop businesses improved over the prior year levels and aggregate market shares have strengthened. Volumes declined in the away-from-home tissue business, principally as a result of the early year-end cut-off for the Fort Howard operations. Volumes also declined in the away-from-home Dixie foodservice business. Pricing in the company's retail tissue and Dixie businesses was generally unchanged from the prior year's quarter, before the effect of modestly higher promotional spending in response to competitive activity. Away-from-home tissue prices were moderately higher reflecting a fourth quarter price increase.

          The European Consumer Products Business reported operating profits of $48.8 million in the fourth quarter of 1997, a 14 percent improvement over the $42.7 million reported in the prior year, while sales declined 6.2 percent, from $481.5 million in 1996 to $451.6 million in 1997. Changes in foreign currency translation associated with the strengthening of the dollar caused the decline in sales and also impacted operating profits. Absent these changes, the current quarter sales would have increased 2.5 percent and operating profits would have increased 22 percent compared to the prior year's quarter. The improvement in profits resulted from a 2.3 percent increase in finished goods volumes, partially offset by slightly lower pricing and higher raw material costs. In addition, the prior year's quarter was adversely impacted by a two-month strike at the company's Spanish tissue facility.

          The Packaging Business reported fourth quarter 1997 profits of $13.6 million on sales of $187.9 million, down from the $15.2 million of profits on $198.8 million of sales in the prior quarter. Transition issues associated with a significant change in its customer base negatively impacted the Packaging Business' sales and profits.

          Operating profits for the Communications Papers Business increased modestly to $12.0 million in the current quarter, compared to $10.0 million in 1996. Sales increased by 3.6 percent, to $118.6 million in 1997 compared to $114.5 million in 1996. Increased sales and profits were principally the result of a small increase in volumes and average pricing for uncoated free sheet papers.

          General corporate expenses declined to $21.9 million compared to $30.7 million in 1996, primarily as a result of reduced spending on new, integrated management information systems.

Full Year Results by Business Segment
          Compared to 1996, operating profits for the North American Consumer Products Business improved 12.2 percent to $845.4 million in 1997. Operating profits for the European Consumer Products Business increased to $202.4 million in 1997, a 22 percent increase over the prior year, excluding the effects of changes in foreign currency translation. The Packaging Business posted profits of $81.3 million in 1997, a decrease of 5 percent from the prior year, excluding divested operations. The Communications Papers Business reported 1997 operating profits of $19.8 million, an 11 percent decline over 1996 profits, despite a steady improvement in results during the current year.

Restructuring Charge
          In conjunction with the merger integration, the company recorded a $458 million pretax restructuring charge in the fourth quarter. This charge covers activities which will integrate the operations of James River and Fort Howard and enable the company to realize merger-related savings estimated to ultimately total $200 million annually. The restructuring charge includes approximately $235 million of costs associated with planned plant closures and the write-off of redundant assets. On January 20, 1998, the company announced it will permanently close its two smallest U.S. tissue facilities, in Ashland, Wisconsin, and Carthage, New York, in the spring of 1998. Production from these two mills, which produce approximately 84,000 tons per year of away-from-home tissue products, will be transferred to other, more modern Fort James tissue mills. Also included in the reserve are amounts for additional rationalization of the company's manufacturing operations planned in North America and Europe. The restructuring charge includes severance and other employee-related costs in excess of $100 million associated with a planned net headcount reduction of approximately 2,500 employees, representing 8% of Fort James' current worldwide workforce. Cash costs of the restructure program are estimated to total approximately $150 million, net of tax benefits. An additional estimated $60 million of merger-related costs, which could not be recognized in 1997 under applicable accounting regulations, will be recorded in 1998 as incurred.

Cash Flow and Refinancing Activities
         Cash provided by operations totaled $764.2 million for the year in 1997. Total debt was reduced by $244.3 million during the year. In addition, $98.1 million of cash was used to redeem the company's Series O preferred stock and $152.3 million of cash premiums were paid on the early extinguishment of debt. Lower average debt levels, combined with the benefits from the company's refinancing activities allowed the company to reduce interest expense by 17 percent, from $424.4 million in 1996 to $351.8 million in 1997. In early October, the company completed the refinancing of a total of approximately $2.1 billion of debt. The company estimates these debt refinancings will reduce annual interest expense by more than $50 million. An extraordinary charge of $215.0 million ($131.5 million net of taxes, or $.63 per diluted share) was recorded in the third and fourth quarters of 1997 associated with the refinancings.


Outlook
         Commenting on the company's outlook, Miles L. Marsh, the company's chairman and chief executive officer said, "The merger integration is progressing as we had expected, and our rationalization plans are on track. We continue to believe the merger will ultimately provide annual savings in excess of $200 million. Additionally, the Company's ongoing cost reduction programs should continue to be successful in increasing operating profits.

         "Industry conditions in our North American Consumer Products Business appear to be improving and we expect to continue to experience good demand, strong capacity utilization rates, and a favorable pricing environment. Conditions in Europe are somewhat more competitive, but relatively stable raw material costs, continued volume gains and ongoing cost reduction progress should lead to improved earnings here, as well. Our Packaging Business will face a challenging year in 1998, principally due to continuing customer transition issues. Current conditions in our Communications Papers Business appear generally good, as pricing has stabilized and demand and capacity growth are more in balance, but risks do exist from weakening pulp markets and higher wood costs. We also expect to see significant reductions in financing costs, as we realize the benefits of our debt refinancings and use free cash flow to reduce debt. Overall, the outlook is encouraging and we are confident that 1998 will be another year of solid progress."

         Fort James is a leading international consumer products company, serving consumers both at home and away-from-home with bathroom and facial tissue, paper towels, napkins, and cups and plates. The company's popular brands include QUILTED NORTHERN, BRAWNY, DIXIE, VANITY FAIR, MARDI GRAS, GREEN FOREST, SOFT `N GENTLE and SO-DRI in North America and LOTUS, TENDERLY, COLHOGAR and KITTENSOFT in Europe. Fort James also produces folding cartons for packaging food and pharmaceuticals and communications papers such as printing, publishing and office copy paper. The company has approximately 30,000 employees and more than 65 manufacturing facilities in the U.S., Canada and 10 European countries.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guaranteed of future performance and are subject to risks and uncertainties that could cause actual results and company plans and objectives to differ materially from those projects. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive pricing pressures for the company's products; changes in raw material, energy and other costs; opportunities that may be presented to and pursued by the company; determinations by regulatory and governmental authorities; the ability to successfully integrate the James River and Fort Howard businesses; and the ability to achieve synergistic and other cost reductions and efficiencies.

                                     # # #
         Copies of today's news release, along with additional information on Fort James, is available, at no charge, by calling (888) 526 3711. You may also access the company's web site at Internet address http://www.fortjames.com.

                               FINANCIAL SUMMARY
                    Fort James Corporation and Subsidiaries
             For the Quarters (13 Weeks) and Years (52 Weeks) Ended
                    December 28, 1997 and December 29, 1996
                    (in millions, except per share amounts)

                                                                 Fourth Quarter                         Year
                                                         ----------------------------------------------------------------
                                                         1997(a) (b)     1996 (c) (d)       1997(a) (b)      1996 (c) (d)
-------------------------------------------------------------------------------------------------------------------------

Net sales                                                 $1,761.5        $1,785.6           $7,259.0         $7,707.1

Income from operations before restructure
   and nonrecurring items                                    242.3           210.9            1,056.9            920.0

Net income before restructure and nonrecurring items         106.5            71.9              439.5            304.9

Net income (loss) per common share
     Before restructure and nonrecurring items            $     .48       $     .31          $    2.03        $    1.36
     Net income (loss)                                    $   (1.46)      $     .43          $    (.36)       $    1.44

Net income (loss) per common share - assuming dilution
     Before restructure and nonrecurring items            $     .48       $     .30          $    1.97        $    1.35
     Net income (loss)                                    $   (1.46)      $     .42          $    (.28)       $    1.43

-------------------------------------------------------------------------------------------------------------------------



a) Results for the fourth quarter of 1997 included a nonrecurring restructure charge of $458.0 million ($317.6 million net of taxes, or $1.53 per diluted share). Results for the year ended December 28, 1997, included a nonrecurring restructure charge of $454.2 million ($335.0 million net of taxes, or $1.62 per diluted share).

(b) Net income (loss) for the fourth quarter and year ended December 28, 1997, included a net charge of $84.4 million (or $.41 per diluted share) and $131.5 million (or $.63 per diluted share), respectively, for extraordinary loss on early extinguishment of debt.

(c) Results for the fourth quarter and year ended December 29, 1996, included nonrecurring charges of $10.6 million ($8.2 million net of taxes, or $.04 per diluted share) and $10.7 million ($12.9 million net of taxes, or $.07 per diluted share), respectively, for severance costs, asset write-downs and net gains on asset dispositions. Additionally, the results for the fourth quarter and year ended December 29, 1996, included a $36 million (or $.19 per diluted share) nonrecurring tax benefit for a favorable tax settlement.

(d) Net income (loss) for the fourth quarter and year ended December 29, 1996, included a net charge of $4.8 million (or $.03 per diluted share) and $8.1 million (or $.04 per diluted share), respectively, for extraordinary loss on early extinguishment of debt.

(e) All financial information for Fort James Corporation includes the results of James River Corporation of Virginia and Fort Howard Corporation for all periods presented giving retroactive effect to the merger on August 13, 1997, which has been accounted for as a pooling of interests. Certain amounts in the prior year's financial statements have been reclassified to conform to the current year's presentation including a reclassification of customer freight charges from net sales to cost of sales.



CONSOLIDATED BALANCE SHEETS (e)
Fort James Corporation and Subsidiaries                         December 28,        December 29,
(in millions)                                                          1997                1996
----------------------------------------------------------------------------------------------
ASSETS:
Cash and cash equivalents                                          $   33.6           $   34.6
Accounts receivable                                                   787.8              781.3
Inventories                                                           854.3              801.6
Other current assets                                                  240.8              191.1
----------------------------------------------------------------------------------------------
     Total current assets                                           1,916.5            1,808.6
----------------------------------------------------------------------------------------------
Net property, plant and equipment                                   4,565.3            4,999.3
Other assets                                                          614.5              619.0
Goodwill                                                              636.9              730.0
----------------------------------------------------------------------------------------------
     Total assets                                                  $7,733.2           $8,156.9
==============================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable and accrued liabilities                           $1,549.5           $1,413.1
Current portion of long-term debt                                      34.4              128.9
----------------------------------------------------------------------------------------------
    Total current liabilities                                       1,583.9            1,542.0
----------------------------------------------------------------------------------------------
Long-term debt                                                      4,155.5            4,305.3
Accrued postretirement benefits other than pensions                   474.8              475.9
Other long-term liabilities                                           283.9              291.7
Deferred income taxes                                                 650.8              690.5
Preferred stock                                                       352.7              738.4
Common shareholders' equity                                           231.6              113.1
----------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                     $7,733.2           $8,156.9
==============================================================================================



CONSOLIDATED STATEMENTS OF OPERATIONS (e)
Fort James Corporation and Subsidiaries                                    Quarters Ended                Twelve Months Ended
                                                                      --------------------------------------------------------------
                                                                       December 28,  December 29,     December 28,  December 29,
(in millions, except per share amounts)                                 1997 (a)(b)  1996 (c)(d)      1997 (a)(b)   1996 (c)(d)
--------------------------------------------------------------------------------------------------------------------------------
Net sales                                                               $1,761.5       $1,785.6         $7,259.0      $7,707.1
Cost of goods sold                                                       1,243.1        1,305.8          5,077.7       5,564.2
Selling and administrative expenses                                        276.1          268.9          1,124.4       1,222.9
Restructure and other unusual items                                        458.0           10.6            454.2          10.7
--------------------------------------------------------------------------------------------------------------------------------
    Income (loss) from operations                                         (215.7)         200.3            602.7         909.3
Interest expense                                                            74.2           97.1            351.8         424.4
Other income (expense), net                                                  (.9)           6.3             21.4          18.7
--------------------------------------------------------------------------------------------------------------------------------
    Income (loss) before income taxes, minority interests and
       extraordinary item                                                 (290.8)         109.5            272.3         503.6
Income tax expense (benefit)                                               (80.9)           7.8            164.0         171.0
--------------------------------------------------------------------------------------------------------------------------------
    Income (loss) before minority interests and extraordinary item        (209.9)         101.7            108.3         332.6
Minority interests                                                          (1.2)          (2.0)            (3.8)         (4.6)
--------------------------------------------------------------------------------------------------------------------------------
    Income (loss) before extraordinary item                               (211.1)          99.7            104.5         328.0
    Extraordinary loss on early extinguishment of debt                     (84.4)          (4.8)          (131.5)         (8.1)
--------------------------------------------------------------------------------------------------------------------------------
       Net income (loss)                                                $ (295.5)      $   94.9         $  (27.0)     $  319.9
================================================================================================================================
Preferred dividend requirements                                             (6.1)         (14.6)           (43.4)        (58.5)
--------------------------------------------------------------------------------------------------------------------------------
       Net income (loss) applicable to common shares                    $ (301.6)         $80.3         $  (70.4)     $  261.4
================================================================================================================================
Net income (loss) per common share:
    Before extraordinary item                                           $   (1.05)     $     .46        $     .31     $    1.49
    Extraordinary loss on early extinguishment of debt                       (.41)          (.03)            (.67)         (.05)
--------------------------------------------------------------------------------------------------------------------------------
      Net income (loss) per share                                       $   (1.46)     $     .43        $    (.36)    $    1.44
================================================================================================================================
Weighted average number of common shares                                   207.2          187.2            195.5         181.4
================================================================================================================================

Net income (loss) per common share - assuming dilution:
    Before extraordinary item                                           $   (1.05)     $     .45             $.35         $1.47
    Extraordinary loss on early extinguishment of debt                       (.41)          (.03)            (.63)         (.04)
--------------------------------------------------------------------------------------------------------------------------------
      Net income (loss) per share - assuming dilution                   $   (1.46)     $     .42        $    (.28)        $1.43
================================================================================================================================
Weighted average number of common shares and common share equivalents      207.2          189.6            207.6         183.1
================================================================================================================================



SEGMENT INFORMATION (e)
Fort James Corporation and Subsidiaries                            First        Second       Third      Fourth
(in millions)                                                    Quarter        Quarter     Quarter     Quarter        Year
----------------------------------------------------------------------------------------------------------------------------
1997 Net sales:
    Consumer products:
       North America                                              $1,077.4     $1,127.2    $1,109.2     1,046.2    $4,360.0
       Europe                                                        472.6        465.4       438.5       451.6     1,828.1
    Packaging                                                        196.7        198.3       200.0       187.9       782.9
    Communications papers                                            119.3        112.0       117.8       118.6       467.7
    Intersegment elimination                                         (48.2)       (48.6)      (40.1)      (42.8)     (179.7)
----------------------------------------------------------------------------------------------------------------------------
      Total net sales                                             $1,817.8     $1,854.3    $1,825.4    $1,761.5    $7,259.0
============================================================================================================================
1996 Net sales:
    Consumer products:
       North America                                              $1,091.0     $1,145.3    $1,086.2    $1,039.5    $4,362.0
       Europe                                                        510.4        496.7       491.6       481.5     1,980.2
    Packaging                                                        341.2        319.9       280.0       198.8     1,139.9
    Communications papers                                            112.2        113.8       116.2       114.5       456.7
    Intersegment elimination                                         (73.8)       (61.1)      (48.1)      (48.7)     (231.7)
----------------------------------------------------------------------------------------------------------------------------
      Total net sales                                             $1,981.0     $2,014.6    $1,925.9    $1,785.6    $7,707.1
============================================================================================================================
1997 Income (loss) from operations (a): Consumer products:
       North America                                              $  204.6     $  231.1    $  219.9    $  189.8    $  845.4
       Europe                                                         52.4         52.9        48.3        48.8       202.4
    Packaging                                                         21.2         23.8        22.7        13.6        81.3
    Communications papers                                             (3.6)         0.4        11.0        12.0        19.8
    General corporate expenses                                       (23.8)       (22.3)      (24.0)      (21.9)      (92.0)
    Restructure and other unusual items income (expense)                           57.7       (53.9)     (458.0)     (454.2)
----------------------------------------------------------------------------------------------------------------------------
      Income (loss) from operations                               $  250.8     $  343.6    $  224.0   $  (215.7)   $  602.7
============================================================================================================================
1996 Income (loss) from operations (c): Consumer products:
       North America                                              $  177.6     $  184.2    $  217.8   $   173.7    $  753.3
       Europe                                                         31.1         48.8        54.5        42.7       177.1
    Packaging                                                         29.8         24.0        22.9        15.2        91.9
    Communications papers                                              4.2          3.2         4.8        10.0        22.2
    General corporate expenses                                       (28.7)       (29.7)      (35.4)      (30.7)     (124.5)
    Restructure and other unusual items income (expense)             (23.4)        (7.0)       30.3       (10.6)      (10.7)
----------------------------------------------------------------------------------------------------------------------------
      Income from operations                                      $  190.6     $  223.5    $  294.9   $   200.3    $  909.3
============================================================================================================================




(a) Results for the fourth quarter of 1997 included a nonrecurring restructure charge of $458.0 million ($317.6 million net of taxes, or $1.53 per diluted share). Results for the year ended December 28, 1997, included a nonrecurring restructure charge of $454.2 million ($335.0 million net of taxes, or $1.62 per diluted share).

(b) Net income (loss) for the fourth quarter and year ended December 28, 1997, included a net charge of $84.4 million (or $.41 per diluted share) and $131.5 million (or $.63 per diluted share), respectively, related to extraordinary loss on early extinguishment of debt.

(c) Results for the fourth quarter and year ended December 29, 1996, included nonrecurring charges of $10.6 million ($8.2 million net of taxes, or $.04 per diluted share) and $10.7 million ($12.9 million net of taxes, or $.07 per diluted share), respectively, for severance costs, asset write-downs and net gains on asset dispositions. Additionally, the results for the fourth quarter and year ended December 29, 1996, included a $36.0 million (or $.19 per diluted share) nonrecurring tax benefit for a favorable tax settlement.

(d) Net income (loss) for the fourth quarter and year ended December 29, 1996, included a net charge of $4.8 million (or $.03 per diluted share) and $8.1 million (or $.04 per diluted share), respectively, related to extraordinary loss on early extinguishment of debt.

(e) All financial information for Fort James Corporation includes the results of James River Corporation of Virginia and Fort Howard Corporation for all periods presented giving retroactive effect to the merger on August 13, 1997, which has been accounted for as a pooling of interests. Certain amounts in the prior year's financial statements have been reclassified to conform to the current year's presentation including a reclassification of customer freight charges from net sales to cost of sales.


CONSOLIDATED STATEMENTS OF CASH FLOWS (e)
Fort James Corporation and Subsidiaries                                          Years Ended
                                                               ---------------------------------------------
(in millions)                                                  December 28, 1997           December 29, 1996
------------------------------------------------------------------------------------------------------------
Operating activities:
    Net income (loss)                                           $    (27.0)                 $    319.9
    Depreciation expense and cost of timber harvested                474.7                       502.5
    Amortization of goodwill                                          20.1                        21.4
    Deferred income tax provision (benefit)                          (41.4)                       53.7
    Restructure and other unusual items                              454.2                        10.7
    Loss on early extinguishment of debt, net of tax                 131.5                         8.1
    Change in current assets and liabilities:
       Accounts receivable                                           (88.8)                       96.1
       Inventories                                                   (79.7)                       82.5
       Other current assets                                           23.5                        (2.1)
       Current liabilities                                           (18.4)                       53.8
    Foreign currency hedge                                           (31.5)
    Other, net                                                       (53.0)                      (62.0)
------------------------------------------------------------------------------------------------------------
      Cash provided by operating activities                          764.2                     1,084.6
------------------------------------------------------------------------------------------------------------
Investing activities:
    Expenditures for property, plant and equipment                  (505.9)                     (499.5)
    Cash received from sale of assets                                190.1                       496.6
    Cash paid for acquisitions, net                                                             (199.9)
    Other, net                                                        18.1                        10.3
------------------------------------------------------------------------------------------------------------
      Cash used for investing activities                            (297.7)                     (192.5)
------------------------------------------------------------------------------------------------------------
Financing activities:
    Additions to long-term debt                                    2,200.9                         4.2
    Payments of long-term debt                                    (2,378.4)                   (1,049.2)
    Common stock issued, net of offering costs                                                   203.8
    Common and preferred stock cash dividends paid                  (121.6)                      (97.2)
    Premiums paid on early extinguishment of debt                   (152.3)
    Preferred stock redemption                                       (98.1)
    Common stock issued on exercise of stock options                  82.0                        16.1
    Other, net                                                                                    (2.2)
------------------------------------------------------------------------------------------------------------
      Cash used for financing activities                            (467.5)                     (924.5)
------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                $     (1.0)                 $    (32.4)
============================================================================================================



